Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-4 of our report dated March 12, 2026, relating to the consolidated financial statements of Perceptive Capital Solutions Corp as of December 31, 2025 and 2024 and for the year ended 2025 and for the period from March 22, 2024 (inception) through December 31, 2024, which includes an explanatory paragraph relating to Perceptive Capital Solutions Corp’s ability to continue as a going concern which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 1, 2026